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                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

     As independent petroleum engineers, we hereby consent to (i) the reference to our Firm in the Registration Statement on Form S-4 (the "Registration Statement") of HarCor Energy, Inc., (ii) the summarization of our reports entitled "Trust Company of the West/HarCor Energy, Inc., Estimated Reserves and Revenues for Certain Properties as of January 1, 1993"; and "Trust Company of the West/HarCor Energy, Inc., Estimated Future Reserves and Revenues for Certain Properties as of January 1, 1994"; and "HarCor Energy, Inc., Estimated Future Reserves and Revenues for Certain Properties as of January 1, 1995" in the Registration Statement, and (iii) the inclusion of a letter prepared by us as an exhibit to the Registration Statement.

                                          HUDDLESTON & CO., INC.

Houston, Texas
August 21, 1995